OPINION OF COUNSEL
Re:  Rule 24f-2 Notice for The Travelers Fund  UL II for
Variable Life Insurance; File No. 33-63927

	With  regard to the Rule 24f-2 Notice
filed by The  Travelers Fund UL II for  Variable  Life
Insurance covering  variable   universal   life
insurance contracts,I  have   examined   such documents  and
such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The  Travelers  Life  and  Annuity Company
	is  duly organized and  existing under   the
	laws of   the State of Connecticut and
	has been duly authorized to do business and to issue variable universal life insurance contracts by the Insurance Commissioner of the State of Connecticut.

	2. The  Travelers  Fund  UL II for
	Variable  Life  Insurance  is   a   duly
	authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3. The  variable   universal   life insurance
	contracts issued are valid, legal and binding obligations of The Travelers Life and Annuity Company; the securities are legally issued, fully paid and non-assessable.

	4.Assets of The Travelers Fund UL  II for
	Variable  Life  Insurance  are  not chargeable
	with liabilities arising  out of   any   other
	business which The Travelers  Life and Annuity
	Company  may conduct.

/s/ Kathleen A. McGah
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Counsel and Assistant Secretary
The Travelers Life and Annuity

Company Dated: February 27, 1997